Exhibit 1.2
UDR, INC.
Medium-Term Notes, Series A
Due Nine Months or More From Date of Issue

Fully and Unconditionally Guaranteed by
UNITED DOMINION REALTY, L.P.
(a Delaware limited partnership)
AMENDMENT NO. 2 TO THE
THIRD AMENDED AND RESTATED DISTRIBUTION AGREEMENT
April 27, 2017

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park New York, New York 10036	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036

Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013	Wells Fargo Securities, LLC 550 S. Tryon Street Charlotte, North Carolina 28202

J.P. Morgan Securities LLC 383 Madison Avenue, 3rd Floor New York, New York 10179

Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Distribution Agreement, dated September 1, 2011 (the “Agreement”), by and among UDR, Inc. (the “Company”) and United Dominion Realty, L.P. (the “Operating Partnership”) and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as amended by Amendment No. 1 thereto, dated July 29, 2014, by and among the Company, the Operating Partnership and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (collectively, the “Parties”). On April 27, 2017, the Company and the Operating Partnership filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-217491) (the “Registration Statement”), in respect of certain of the Company’s and the Operating Partnership’s securities, in anticipation of the expiration of the Company’s automatic shelf registration statement on Form S-3 (File No. 333-197710) (the “Expiring Registration Statement”). The Parties wish to amend the Agreement to reference the Registration Statement instead of the Expiring Registration Statement and to reflect the addition of the representations and warranties noted below (this “Amendment”). The Parties therefore hereby agree as follows:
1.Commission File Number. The third paragraph of the Agreement is hereby amended so that the reference to the Commission file number of the automatic shelf registration statement on Form S-3 filed by the Company with the Commission shall be file number 333-217491.

2.Effective Date. Section 2(a)(iii) of the Agreement is hereby amended to reflect that the effective date of the Registration Statement is April 27, 2017.

3.Money Laundering Laws. A new Section 2(a)(xxviii) to the Agreement is hereby created, which shall read as follows:

(xxviii) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the applicable rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or regulatory body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

4.OFAC. A new Section 2(a)(xxix) to the Agreement is hereby created, which shall read as follows:

(xxix) OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company or any of its subsidiaries or person acting on behalf of the Company is (a) currently subject to any sanctions administered by the federal government of the United States of America (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)), the United Nations Security Council, the European Union, the United Kingdom (including, without limitation, Her Majesty’s Treasury), or other relevant sanctions authority with jurisdiction over the Company or any of its subsidiaries (collectively, “Sanctions”) or (b) located, organized or resident in a country or territory that is the subject of Sanctions; (ii) the Company will not directly or knowingly indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (a) to fund or facilitate any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or facilitation is the subject of Sanctions or (b) in any other manner that will result in a violation of Sanctions by any individual or entity (including any individual or entity participating in the offering of the Notes, whether as Agent, advisor, investor or otherwise); and (iii) for the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any individual or entity, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.
5.FCPA. A new Section 2(a)(xxx) to this Agreement is hereby created, which shall read as follows:

(xxx) FCPA. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company or any of its subsidiaries, or person acting on behalf of the Company, has taken any action, directly or indirectly, that would result in a violation by such persons of (a) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (b) the Bribery Act 2010 of the United Kingdom; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
6.Governing Law; Forum. This Amendment and all the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State. Any suit, action or proceeding brought by the Company against any of the agents referenced above in connection with or arising under this Amendment shall be brought solely in the state or federal court of appropriate jurisdiction located in the Borough of Manhattan, The City of New York.

7.Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts hereof shall constitute a single instrument. This Amendment may be delivered by any party by facsimile or other electronic transmission.

8.Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Agreement shall remain in full force and effect. As amended hereby, the Agreement is ratified and confirmed in all respects.

Terms used herein but not otherwise defined are used herein as defined in the Agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign and return the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company, the Operating Partnership and each of you.

Very truly yours,

UDR, Inc.

By:	/s/ Warren L. Troupe
Name:	Warren L. Troupe
Title:	Senior Executive Vice President and
Secretary

United Dominion Realty, L.P.

By UDR, Inc., its general partner

By:	/s/ Warren L. Troupe
Name:	Warren L. Troupe
Title:	Senior Executive Vice President and
Secretary

The foregoing Amendment No. 2 to the Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Adam D. Bordner
Name: Adam D. Bordner
Title: Vice President

J.P. MORGAN SECURITIES LLC
By:	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ William Conkling
Name: William Conkling
Title: Managing Director - Investment Banking

MORGAN STANLEY & CO. LLC
By:	/s/ Jon Sierant
Name: Jon Sierant
Title: Executive Director

WELLS FARGO SECURITIES, LLC
By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director